Exhibit 4.1

EXECUTION VERSION

FOURTH AMENDMENT TO CREDIT AGREEMENT

This FOURTH AMENDMENT TO CREDIT AGREEMENT, dated as of June 13, 2017 (this “Amendment”), is entered into by and among AMC Entertainment Holdings, Inc., a Delaware corporation (the “Borrower”), the other Loan Parties (as defined in the Existing Credit Agreement (as defined below)) party hereto, the 2017 Incremental Revolving Credit Lenders (as defined below) party hereto and Citicorp North America, Inc. (“Citi”), as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms used but not otherwise defined in this Amendment have the same meanings as specified in the Existing Credit Agreement (as amended by this Amendment, the “Amended Credit Agreement”).

RECITALS

WHEREAS, the Borrower has entered into that certain Credit Agreement, dated as of April 30, 2013 (as amended by that certain First Amendment to Credit Agreement dated as of December 11, 2015, that certain Second Amendment to Credit Agreement dated as of November 8, 2016, that certain Third Amendment to Credit Agreement dated as of May 9, 2017, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time immediately prior to the date hereof, the “Existing Credit Agreement”), with the Lenders from time to time party thereto, the Administrative Agent and the other parties party thereto;

WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended so as to, among other things, provide for a New Incremental Revolving Commitment in an aggregate principal amount of $75,000,000 (the “2017 Incremental Revolving Commitment”) on terms identical to those applicable to the Initial Revolving Credit Commitment under the Existing Credit Agreement (including as to maturity, prepayments, repayments, interest rate and other economic terms) pursuant to a Facility Increase as provided for in Section 2.19(a) of the Existing Credit Agreement;

WHEREAS, on the terms and subject to the conditions contained herein and in the Existing Credit Agreement, each Person party hereto that elects to provide a New Incremental Revolving Commitment (each, a “2017 Incremental Revolving Credit Lender”) severally agrees to make loans in Dollars (each an “2017 Incremental Revolving Loan”) to the Borrower from time to time on any Business Day on or after the Effective Date (as defined in Section 3 of this Amendment) until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such 2017 Incremental Revolving Credit Lender equal to the amount set forth opposite such Person’s name on Schedule I (Commitments) to this Amendment under the caption “New Incremental Revolving Commitment” (such amount, its

“2017 Incremental Revolving Commitment”); provided,  however, that at no time shall any 2017 Incremental Revolving Credit Lender be obligated to make a 2017 Incremental Revolving Loan in excess of such 2017 Incremental Revolving Credit Lender’s Ratable Portion of the Available Credit.

WHEREAS, the proceeds of the 2017 Incremental Revolving Loans shall be used by the Borrower for general corporate purposes.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.Amendment to Existing Credit Agreement.  Subject to the satisfaction or waiver of the conditions set forth in Section 3 of this Amendment, on the Effective Date, the Existing Credit Agreement is amended as follows:

(a)Section 1.1 of the Existing Credit Agreement is amended by inserting the following new definitions in their correct alphabetical order:

“Fourth Amendment” means that certain Fourth Amendment to Credit Agreement, dated as of June 13, 2017, among the Borrower, the Guarantors party thereto, the Lenders party thereto and Citicorp, the Administrative Agent.

“Fourth Amendment Effective Date” means June 13, 2017.

(b) The definition of “Facility Increase Allowance” set forth in Section 1.1 of the Existing Credit Agreement is amended by adding the following sentence at the end thereof: “As of the Fourth Amendment Effective Date, the New Incremental Revolving Commitments are $75,000,000.”

(c)The definition of “New Incremental Revolving Commitments” set forth in Section 1.1 of the Existing Credit Agreement is amended by adding the following sentence at the end thereof: “As of the Fourth Amendment Effective Date, the New Incremental Revolving Commitments are $75,000,000.”

(d) Schedule I to the Existing Credit Agreement under the caption “Revolving Credit Commitment” (the “Existing Revolving Credit Schedule”) is hereby amended and restated in its entirety by replacing such Existing Revolving Credit Schedule with the new Schedule I attached to this Amendment.

SECTION 2.Allocations, Reallocations and 2017 Incremental Revolving Loans.

(a)Each 2017 Incremental Revolving Credit Lender agrees, severally and not jointly, to make available its 2017 Incremental Revolving Commitment on the Effective Date, in

accordance with Section 2.1(a) of the Existing Credit Agreement, in an amount to be determined by the Administrative Agent, notified to such 2017 Incremental Revolving Credit Lender prior to the Effective Date and set forth on Schedule I to this Amendment (but in any event not to exceed such 2017 Incremental Revolving Credit Lender’s 2017 Incremental Revolving Commitment).

(b)          Effective as of the Effective Date (after giving effect to the 2017 Incremental Revolving Commitments affected hereby), (i) the Revolving Credit Commitment shall increase by the aggregate amount of the 2017 Incremental Revolving Commitments of the 2017 Incremental Revolving Credit Lenders effected hereby and (ii) there shall be an automatic adjustment to the Ratable Portion of each Revolving Credit Lender in the aggregate Revolving Credit Outstandings to reflect the new Ratable Portion of each Revolving Credit Lender in the aggregate Revolving Credit Outstandings resulting from the 2017 Incremental Revolving Commitments.

                (c)          The 2017 Incremental Revolving Commitments shall (i) become a part of the Revolving Credit Commitment for all purposes of the Amended Credit Agreement and the other Loan Documents and each reference to “Revolving Credit Commitment” thereunder shall be deemed to include the 2017 Incremental Revolving Commitment and (ii) together with all related Revolving Credit Outstandings, be subject to the same Applicable Margin, prepayment provisions, Revolving Credit Termination Date and other terms and conditions applicable to the  Initial Revolving Credit Commitments and Initial Revolving Loans (and related Revolving Credit Outstandings) under the Existing Credit Agreement and the other Loan Documents and shall rank pari passu in right of payment and security with the existing Initial Revolving Loans.

(d)Notwithstanding anything herein or in the Existing Credit Agreement to the contrary, the Lenders party hereto waive the payment of any compensation required to be paid pursuant to Section 2.14(d) of the Existing Credit Agreement in respect of the existing Revolving Credit Commitments and/or Revolving Credit Outstandings, as applicable (to the extent any right to such compensation arises in connection with this Amendment and the transactions contemplated hereby).

(e)Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all New Incremental Revolving Loans, when originally made, are a single Class with the outstanding Initial Revolving Loans for all purposes under the Loans Documents and are included in each Borrowing of outstanding Initial Revolving Loans on a pro rata basis. This may be accomplished at the discretion of the Administrative Agent by allocating a portion of each such New Incremental Revolving Loan to each outstanding Adjusted Eurodollar Rate Loan of the same Type on a pro rata basis, even though as a result thereof such New Incremental Revolving Loan may effectively have a shorter Interest Period than the New Incremental Revolving Loan included in the Borrowing of which they are a part (and notwithstanding any other provision of the Amended Credit Agreement that would prohibit such an initial Interest Period). For the avoidance of doubt, both the Initial Revolving Loans and New Incremental Revolving Loan shall constitute the same single Class of Loans and such Class of Loans shall be referred to as “Revolving Loans” for administrative purposes. This Section 2(e) is for administrative purposes only and shall under no circumstances result in any additional obligations, expenses or fees for the Borrower.

SECTION 3.Conditions to Effectiveness.  This Amendment shall become effective when the following conditions have been satisfied or waived (the “Effective Date”):

(a)The Administrative Agent shall have received counterparts (or written evidence satisfactory to the Administrative Agent (which may include a facsimile or other electronic transmission) that such party has signed a counterpart) of this Amendment duly executed by (i) each Loan Party, (ii) the Administrative Agent, and (iii)  each 2017 Incremental Revolving Credit Lender.

(b)The Administrative Agent shall have received a written opinion of Weil, Gotshal & Manges LLP addressed to the Administrative Agent, the Issuers and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent (and each Loan Party hereby instructs such counsel to deliver such opinion to the Administrative Agent).

(c)The Administrative Agent shall have received (i) copies of each Constituent Document of each Loan Party, certified as of a recent date by the Secretary of State of the state of organization of such Loan Party, together with certificates of such official attesting to the good standing of each such Loan Party; (ii) a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver this Amendment or any other Loan Document required to be delivered hereunder and (iii) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Amendment and the other Loan Documents to which it is a party, certified as of the Effective Date by its Secretary or an Assistant Secretary as being in full force and effect without modification or amendment; provided that, in lieu of delivering the Constituent Documents required by clause (i), the Borrower may deliver a certificate of an Responsible Officer certifying that there have been no amendments to those Constituent Documents previously delivered to the Administrative Agent in connection with the Existing Credit Agreement.

(d)No Default or Event of Default shall have occurred and be continuing.

(e)The representations and warranties contained in Section 5 of this Amendment and Article IV of the Amended Credit Agreement and in the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein)

on and as of the Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date.

SECTION 4.2017 Incremental Revolving Loans. The parties hereto hereby agree that the 2017 Incremental Revolving Commitments contemplated by this Amendment constitute New Incremental Revolving Commitments incurred pursuant to (and in accordance with) Section 2.19 of the Existing Credit Agreement. For the avoidance of doubt, the availability of the 2017 Incremental Revolving Commitment on the Effective Date shall constitute a usage of the “Facility Increase Allowance” under clause (y) of the definition thereof (as defined in the Existing Credit Agreement).

SECTION 5.Representations. Each Loan Party hereby represents and warrants to the Administrative Agent and Lenders that the execution, delivery, and performance of this Amendment (i) has been duly executed and delivered by each Loan Party and (ii) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those that have been or will be, prior to the Effective Date, obtained or made, copies of which have been or will be delivered to the Administrative Agent, and which on the Effective Date will be in full force and effect and, with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents.

SECTION 6.Effect on Loan Documents.  Except as specifically amended herein, all the Loan Documents shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.  Except as specifically set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents or in any way limit, impair or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Loan Documents.  The Borrower and the other Loan Parties acknowledge and agree that, on and after the Effective Date, this Amendment and each of the other Loan Documents to be executed and delivered by a Loan Party in connection herewith shall constitute a Loan Document for all purposes.  On and after the Effective Date, each reference in the Amended Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Existing Credit Agreement, and each reference in the other Loan Documents to “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Existing Credit Agreement shall mean and be a reference to the Amended Credit Agreement, and this Amendment and the Amended Credit Agreement shall be read together and construed as a single instrument.  Nothing herein shall be deemed to entitle the Borrower to a further consent to, or a further waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Amended Credit Agreement or any other Loan Document in similar or different circumstances.  For the avoidance of doubt, this Amendment does not constitute a novation or termination by any Loan Party of the Indebtedness and Obligations under the Existing Credit Agreement.

SECTION 7.Indemnification.  The provisions of Section 11.4 of the Existing Credit Agreement are incorporated herein by reference, mutatis mutandis.

SECTION 8.Amendments; Severability.

(a)This Amendment may not be amended nor may any provision hereof be waived except pursuant to a writing signed by each party hereto.

(b)In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 9.Reaffirmation.  Each of the Loan Parties party hereto, including each Guarantor, hereby (a) acknowledges and agrees that each 2017 Incremental Revolving Credit Lender shall constitute a “Lender”, “Revolving Credit Lender” and “Issuer” under the Loan Documents, and that all of such Loan Party’s obligations under the Collateral Documents and the other Loan Documents to which it is a party are reaffirmed and remain in full force and effect on a continuous basis, (b) reaffirms each Lien granted by it to the Administrative Agent for the benefit of the Secured Parties and the guaranties made by it pursuant to the Guaranty and (c) acknowledges and agrees that the grants of security interests by and the guaranties of the Loan Parties contained in the Existing Credit Agreement and the Collateral Documents are, and shall remain, in full force and effect after giving effect to this Amendment and the transactions contemplated hereby.

SECTION 10.  GOVERNING LAW; WAIVER OF JURY TRIAL; JURISDICTION; SERVICE OF PROCESS.  This AMENDMENT and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this AMENDMENT and the transactions contemplated hereby and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.  Each of the PARTIES HERETO irrevocably waives trial by jury in any action or proceeding with respect to this AMENDMENT.  The provisions of Section 11.12 (Submission to Jurisdiction; Service of Process) of the Existing Credit Agreement are incorporated herein by reference, mutatis mutandis.

SECTION 11.  Section Titles.  The section titles contained in this Amendment are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section.  Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided,  however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error.  If any reference to the number of a Section (but not to any clause, sub-clause or subsection thereof) is followed immediately by a reference in parenthesis to the title of a Section, the title reference shall govern in case of direct conflict absent manifest error.

SECTION 12.  Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document.  Delivery of an executed signature page of this Amendment by facsimile transmission, electronic mail or by posting on the Approved Electronic Platform shall be as effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Amendment signed by all parties shall be lodged with the Borrower and the Administrative Agent.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

AMC ENTERTAINMENT HOLDINGS, INC.,
as Borrower

By:_/s/__Craig R. Ramsey________________
Name:  Craig R. Ramsey
Title:    Chief Financial Officer

AMC CARD PROCESSING SERVICES, INC.
AMC CONCESSIONAIRE SERVICES OF FLORIDA, LLC
AMC ITD, INC.
AMC LICENSE SERVICES, INC.
AMERICAn MULTI-CINEMA, INC.

CLUB CINEMA OF MAZZA, INC.
LOEWS CITYWALK THEATRE CORPORATION

AMC OF MARYLAND, LLC

AMC STARPLEX, LLC,

as Guarantors

By:_/s/__Craig R. Ramsey________________
Name:  Craig R. Ramsey
Title:    Chief Financial Officer

CITICORP NORTH AMERICA, INC.,
as Administrative Agent and 2017 Incremental Revolving Credit Lender

By:_/s/__Michael V. Moore________________
Name:  Michael V. Moore
Title:    Vice President

Bank of America, N.A.,
as 2017 Incremental Revolving Credit Lender

By:_/s/__Brian D. Corum________________
Name:  Brian D. Corum
Title:    Managing Director

Barclays Bank PLC,
as 2017 Incremental Revolving Credit Lender

By:_/s/__Robert Chen________________
Name:  Robert Chen
Title:    Managing Director

Credit Suisse AG, Cayman Islands Branch,
as 2017 Incremental Revolving Credit Lender

By:_/s/__William O’Daly________________
Name:  William O’Daly
Title:    Authorized Signatory

By:_/s/__Joan Park________________
Name:  Joan Park
Title:    Authorized Signatory

HSBC Bank USA, N.A.,
as 2017 Incremental Revolving Credit Lender

By:_/s/__Meredith Philips________________
Name:  Meredith Philips
Title:    Associate Relationship Manager

SCHEDULE I

Commitments

2017 Incremental Revolving Credit Lender	New Incremental Revolving Commitment	Initial Revolving Credit Commitment	Total Revolving Credit Commitment
Citicorp North America, Inc.	$18,750,000	$37,500,000	$56,250,000
Bank of America, N.A.	$18,750,000	$37,500,000	$56,250,000
Barclays Bank PLC	$12,500,000	$25,000,000	$37,500,000
Credit Suisse AG, Cayman Islands Branch	$12,500,000	$25,000,000	$37,500,000
HSBC Bank USA, N.A.	$12,500,000	$25,000,000	$37,500,000
TOTAL	$75,000,000	$150,000,000	$225,000,000